Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
FOCUS IMPACT BH3 NEWCO, INC.
ARTICLE ONE
The name of the corporation is Focus Impact BH3 NewCo, Inc. (hereinafter called the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19809. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE FOUR
The total number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.01 (One Cent) per share.
ARTICLE FIVE
The name and mailing address of the incorporator is as follows:

Name	Address
Kellie Keeling	Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002

ARTICLE SIX
The directors shall have the power to adopt, amend or repeal the Bylaws, except as may be otherwise provided in the Bylaws.
ARTICLE SEVEN
The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE EIGHT
To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE NINE
The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of March 2024.
/s/ Kellie Keeling
Kellie Keeling Sole Incorporator